Exhibit 99.1

Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows

	Unaudited
	Quarter Ended December 31,		Year Ended December 31,
(In millions)	2005	2004	2005	2004

Cash flows from operating activities
Net income	$134.8	$7.6	$139.7	$28.8
Reconciliation to net cash provided by operating activities:
Depreciation and amortization	11.8	13.1	47.3	52.0
Amortization of debt discount and deferred financing costs	0.3	0.7	2.0	3.3
Deferred income taxes (benefit), including reversal of valuation allowance	(117.8)	(0.6)	(116.8)	(1.1)
Business consolidation and restructuring expenses	1.1	0.9	2.9	2.9
Business consolidation and restructuring payments	(0.8)	(0.9)	(2.7)	(4.7)
Loss on early retirement of debt	—	1.6	40.9	3.2
Equity in earnings of affiliated companies	(1.0)	(0.3)	(3.6)	(1.1)
(Increase) decrease in accounts receivable	4.4	1.5	(16.9)	(19.3)
(Increase) decrease in inventories	8.9	7.4	(16.8)	(17.5)
(Increase) decrease in prepaid/other current assets	2.0	0.4	4.4	(7.4)
(Increase) decrease in accounts payable/accrued liabilities (a)	(1.6)	9.0	(11.6)	45.9
Changes in non-current assets and long-term liabilities and other	1.6	—	3.7	0.9
Net cash provided by operating activities	43.7	40.4	72.5	85.9

Cash flows from investing activities
Capital expenditures	(30.3)	(17.8)	(62.7)	(38.1)
Deposits for capital purchases	(4.2)	—	(4.2)	—
Proceeds from the sale of assets	—	—	1.4	6.5
Dividends from affiliated companies	1.0	1.5	3.1	3.0
Investment in affiliated companies	—	—	(7.5)	—
Net cash used for investing activities	(33.5)	(16.3)	(69.9)	(28.6)

Cash flows from financing activities
Proceeds from 6.75% senior subordinated notes	—	—	225.0	—
Proceeds from (repayments of) senior secured credit facilities, net	(5.0)	—	190.0	(4.1)
Repayments of 9.75% senior subordinated notes	—	(24.1)	(285.3)	(47.0)
Redemption of 7.0% convertible subordinated debentures	—	(1.7)	(19.2)	(1.7)
Redemption of 9.875% senior secured notes	—	—	(125.0)	—
Proceeds from (repayments of) capital lease obligations and other debt, net	(1.3)	(1.3)	0.7	(1.6)
Issuance costs related to debt offerings	—	—	(12.1)	—
Debt retirement costs	—	—	(30.0)	—
Activity under stock plans	5.1	9.2	15.2	12.8
Net cash used for financing activities	(1.2)	(17.9)	(40.7)	(41.6)
Effect of exchange rate changes on cash and cash equivalents	(0.3)	(0.5)	1.9	(0.2)
Net increase (decrease) in cash and cash equivalents	8.7	5.7	(36.2)	15.5
Cash and cash equivalents at beginning of period	12.3	51.5	57.2	41.7
Cash and cash equivalents at end of period	$21.0	$57.2	$21.0	$57.2

Supplemental Data:
Cash interest paid	$2.9	$7.4	$40.0	$47.1
Cash taxes paid	$2.4	$2.6	$12.0	$10.4

(a)          The quarter ended December 31, 2005 included the payment of the $15.8 million litigation settlement accrued in the third quarter of 2005.